February 15, 2010

Eagle Rock Announces Intention to Add High-Efficiency Cryogenic Plant in the Texas Panhandle Granite Wash Play

HOUSTON – Eagle Rock Energy Partners, L.P. (Nasdaq: EROC) (the “Partnership”) today announced its intention to deploy a currently idle high-efficiency cryogenic plant to the Texas Panhandle in order to increase efficiency and accommodate volume growth from the Granite Wash Play.  Deployment of the cryogenic plant (to be named the “Phoenix Plant”), in replacement of an aging facility, is phase two of the Partnership’s Texas Panhandle consolidation and processing capacity expansion project originally announced in February, 2008.

The project’s first phase, successfully completed in October, 2008, comprised shutting down the Partnership’s Stinnett Plant in Moore County, Texas and consolidating those volumes to its Cargray Plant in Carson County, Texas.  As part of this first phase, the Stinnett Plant underwent a complete refurbishment.  The project’s second phase, which was delayed as a result of depressed market conditions and reduced drilling activity in the area during 2009, involves the relocation of the refurbished Stinnett Plant (the Phoenix Plant) to the East Panhandle’s Arrington System in Hemphill County, Texas, to replace the existing Arrington Plant.  Currently, the Arrington facility is able to handle 40 MMcf/d using lean-oil absorption technology.

The new Phoenix Plant will be capable of handling 80 MMcf/d of inlet gas volumes from the growing Granite Wash play in the Texas Panhandle.  The plant will initially be sized with sufficient compression to handle 50 MMcf/d but may easily be expanded to its full 80 MMcf/d with additional inlet, field and residue compression.

In addition, the Partnership plans to further consolidate the gas volumes at its cryogenic Canadian Plant in Hemphill County, Texas into the new Phoenix Plant, further improving the overall gas recoveries to its customers and enhancing the economics of the project.  The 25 MMcf/d of capacity at the Canadian Plant will remain available, allowing the Partnership the ability to flow incremental volumes to that cryogenic processing facility if needed.

The relocation of the Stinnett Plant and consolidation of the Canadian Plant volumes is expected to be completed in the third quarter of 2010 at an incremental cost of approximately $18.4 million, and is expected to be accretive to distributable cash flow by $0.01 and $0.02 per common unit in 2011 and 2012, respectively. Eagle Rock does not anticipate downtime or reduced throughput volumes across its East or West Panhandle Systems during the completion of the project.

Joseph A. Mills, chairman and chief executive officer stated, “We are pleased to announce the commencement of the second phase of this organic growth opportunity. After consolidating our West Panhandle operations in the first phase of this project, which resulted in an improved cost structure and better utilization of our excess capacity in the area, we will now redeploy a state-of-the-art cryogenic facility to the heart of the fast growing Granite Wash Play. This play is currently experiencing significant drilling activity due to the strong production performance of recent horizontal wells, and the horizontal rig count has more than doubled since mid-2009. The play provides some of the highest rate of return drilling opportunities in the United States, and we anticipate further rig count increases.”

Mills also stated, “With the installation of the new Phoenix Plant, Eagle Rock will be able to provide enhanced recoveries of condensate and NGLs to its current and future customers in the Granite Wash Play of Hemphill, Roberts and Wheeler Counties, Texas as they expand their drilling footprint.”

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in three businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; b) upstream, which includes acquiring, exploiting, developing, and producing interests in oil and natural gas properties; and c) minerals, which includes acquiring and managing fee mineral and royalty interests, either through direct ownership or through investment in other partnerships in properties located in multiple producing trends across the United States. Its corporate office is located in Houston, Texas.

Contact:

Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President, Chief Financial Officer and Treasurer

This news release may include “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made.  These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements.  The Partnership assumes no obligation to update any forward-looking statement as of any future date.  For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the Securities and Exchange Commission for the year ended December 31, 2008, and the Partnership’s Forms 10-Q filed with the SEC for subsequent quarters.

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